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                                 EXHIBIT 99.1

                  STARBUCKS TO ACQUIRE SEATTLE COFFEE COMPANY,
              THE UNITED KINGDOM'S LEADING SPECIALTY COFFEE COMPANY

                         Overseas Growth Plans Announced

SEATTLE, April 29, 1998 - Seattle-based Starbucks Coffee Company announced today that it plans to enter the European market with the acquisition of Seattle Coffee Company in the United Kingdom.

Starbucks has agreed to acquire Seattle Coffee Company in exchange for approximately 1.8 million shares of Starbucks common stock in a transaction that will be accounted for as a pooling of interests. The acquisition is scheduled to close by the end of May.

This transaction is expected to result in dilution to Starbucks after-tax earnings per share from ongoing operations of approximately $0.06 in 1998 and $0.05 in 1999 as Starbucks continues the aggressive growth plan initiated by Seattle Coffee Company in the United Kingdom and builds the foundation for expansion into Europe. It is also expected to result in one-time transaction and other acquisition-related after-tax charges of approximately $0.14 per share in the third fiscal quarter of 1998.

"We are excited about this acquisition because we believe it will serve as our springboard into the European market," said Howard Schultz, chairman and ceo of Starbucks Coffee Company. "Europe has always represented a major strategic opportunity to achieve our goal of creating and building an enduring global brand. London, a city where creativity and innovation have always flourished, provides a perfect home for Starbucks and a significant gateway into Europe.

"In fact, this acquisition is a first step towards achieving our new goal of opening 500 retail locations in Europe by the end of 2003. We also are pleased to announce that our plans in the Pacific Rim and Asia now include 500 stores by the end of 2003," said Schultz.

"Our success in Asia and the Pacific Rim validates international customers' desire for high quality coffee and Starbucks ability to build our brand globally," said Howard Behar, president of Starbucks Coffee International.

"This acquisition represents an excellent opportunity to expand the Starbucks brand throughout the United Kingdom and Europe, while continuing our successful operations and expansion in the Asia Pacific region, " said Behar.

Seattle natives Scott and Ally Svenson founded Seattle Coffee Company in 1995 and will continue running the integrated business in the UK, with the support of Starbucks Coffee International. With 56 Starbucks-style retail stores across the UK, Seattle Coffee Company is the leading specialty coffee company in the UK and has plans to open in excess of 30 additional locations by the end of the calendar year.



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"The Seattle Coffee Company management team has done a tremendous job in expanding the specialty coffee category in a very challenging market," said Behar. "Their leadership, talent and dedication to both their employees and customers make them a natural addition to the Starbucks family."

"Following our 1990 move to London, Ally and I missed Seattle and Starbucks so much that we eventually decided to re-create a Starbucks-like experience here," said Scott Svenson, Seattle Coffee Company CEO. "Our success to date validates the tremendous opportunity that exists in this market, and with Starbucks we are now poised to really drive that momentum."

Ally Svenson said, "Joining forces with Starbucks feels like a true homecoming for us as the two companies share a common culture, a commitment to great coffee, similar company values and a mutual respect for people. To a certain extent, we have spent the last three years getting the UK streets warmed up for the arrival of Starbucks."

The United Kingdom will represent Starbucks first market in Europe.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in North America. In addition to its 1,636 retail locations in North America and the Pacific Rim, Starbucks sells whole bean coffees through its specialty sales group, direct response business and supermarkets. Additionally, through its joint venture partnerships, Starbucks produces and sells bottled Frappuccino(TM) coffee drink and a line of premium ice creams.

The shares of Starbucks Corporation common stock, no par value per share, to be exchanged in the transaction described above for the entire share capital of Seattle Coffee Holdings Limited (including all issued ordinary shares of 10p nominal value per share and all ordinary shares issuable pursuant to options) have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States except pursuant to an effective registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.